Exhibit 99.1

DPL Reports Improved First Quarter Earnings

DAYTON, Ohio—April 30, 2007—DPL (NYSE: DPL) today reported basic earnings from continuing operations of $0.48 per share for the first quarter of 2007 compared to $0.43 per share for the first quarter of 2006, a 12% increase.

Total basic earnings were $0.52 per share for the first quarter of 2007, which included $0.04 per share in earnings from discontinued operations resulting from recognition of the final deferred gain from the sale of the private equity funds in 2005. For the same period in 2006, total basic earnings were $0.49 per share, including $0.06 per share in earnings from discontinued operations.

“I am pleased that earnings per share from continuing operations were up 12% in the first quarter this year compared to the same period last year, as we continue to focus upon improved performance of our generating fleet along with ongoing cost control throughout the Company,” stated DPL President and Chief Executive Officer Paul Barbas. ”In that regard, we have recently realigned our leadership team to focus on improvement in these areas. Finally, we will continue to build upon the positive momentum of 2006 created by over 1,400 dedicated employees.”

First Quarter 2007 Financial Results

Revenues increased 11% to $379.7 million for the three months ended March 31, 2007 compared to $341.1 million for the same period in 2006, primarily reflecting higher average rates and sales volume for both retail and wholesale. Heating degree days were 15% higher in the first quarter of 2007 compared to the first quarter of 2006. These increases were partially offset by lower ancillary revenues associated with participation in the PJM and MISO markets.

	Three Months Ended March 31,
$ in millions	2007	2006	Variance
Electric Revenues – Retail	$304.5	$283.3	$21.2
Electric Revenues – Wholesale	56.7	37.4	19.3
Electric Revenues – RTO ancillary	15.7	17.7	(2.0)
Other Revenues, Net of Fuel Costs	2.8	2.7	0.1
Total Revenues	$379.7	$341.1	$38.6

Fuel, which includes coal, gas, oil and emission allowance costs, increased $6.1 million, or 7%, in the first quarter 2007 compared to the same period in 2006, primarily as a result of increased fuel prices and higher generation output. Even with this increase, we continue to anticipate our total fuel costs for 2007 to be relatively flat compared to 2006.

	Three Months Ended March 31,
$ in millions	2007	2006	Variance
Coal	$87.5	$81.5	$6.0
Gas	1.4	0.6	0.8
Oil	1.3	1.3	0.0
Emission Allowance Costs	0.1	0.8	(0.7)
Total Fuel Costs	$90.3	$84.2	$6.1

Purchased power costs increased $26.9 million in the first quarter of 2007 compared to the same period in 2006 resulting from increased charges of $22.3 million relating to higher purchased power volume due primarily to planned and unplanned outages at both DPL-operated and partner-operated generating plants and a $4.4 million increase due to higher average market rates.

	Three Months Ended March 31,
$ in millions	2007	2006	Variance
Purchased Power	$39.8	$13.1	$26.7
RTO Ancillaries	12.4	12.2	0.2
Total Purchased Power	$52.2	$25.3	$26.9

Gross margin of $237.2 million for the three months ended March 31, 2007 increased $5.6 million, or 2%, from the same period in 2006. The dollar increase reflects higher retail and wholesale volume and the favorable revenue impact of the rate stabilization plan offset by increased fuel and purchased power costs. As a percentage of total revenues, gross margin decreased to 62.5% in 2007 compared to 67.9% in 2006 due primarily to higher purchased power costs.

Operation and maintenance expense increased $6.9 million, or 11%, in the first quarter 2007 compared to the first quarter 2006. This was primarily due to increases of:

•                  $4.0 million in legal costs;

•                  $2.8 million in additional compensation expense due to mark-to-market accounting for restricted stock units (RSUs);

•                  $2.4 million in power production costs, reflecting higher boiler maintenance and plant operating expenses; and

•                  $1.9 million in service operation costs resulting primarily from two major ice storms in February 2007.

These increases were partially offset by a $2.5 million decrease in long-term and other incentive compensation, a $0.9 million decrease in pension and benefits expenses, and a $1.3 million decrease in expenses for injuries and damages.

Depreciation and amortization decreased $3.4 million in the first quarter 2007 compared to the first quarter of 2006 reflecting the absence of depreciation on the Darby and Greenville peaking units and the impact of asset retirements.

Amortization of regulatory assets increased $1.8 million to $2.9 million in the first quarter 2007 compared to the same period in 2006. The increase reflects a full quarter of amortization of the customer billing system modifications to accommodate electric choice, deferred PJM administrative fees, and incremental storm costs incurred in 2004 and 2005. These costs are being recovered through retail rate riders that went into effect at various times throughout 2006.

Investment income decreased $3.4 million in the first quarter of 2007 as compared to the same period in 2006, reflecting lower cash and short-term investment balances.

Interest expense for the first quarter of 2007 decreased $3.2 million, or 12%, compared to the same period in 2006. Decreases in interest expense resulted from the redemption of DPL’s $225 million 8.25% Senior Notes, the elimination of the 1% interest penalty on DPL’s $175 million 8% Senior Notes, and higher capitalized interest associated with DP&L’s major construction projects. These decreases were partially offset by additional interest expense resulting from DP&L’s $100 million 4.8% Series Pollution Control Bonds issued September 13, 2006 and $65 million of short-term borrowing from DP&L’s $220 million unsecured revolving credit facility.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $106.4 million at March 31, 2007, compared to $262.2 million at December 31, 2006, a decrease of $155.8 million. In addition, DPL had no restricted funds from the tax-exempt bonds held in trust at March 31, 2007 compared to $10.1 million held in trust at December 31, 2006. The decrease in cash and cash equivalents was primarily attributable to the retirement of DPL’s $225 million 8.25% Senior Notes.

Capital expenditures were $80.5 million in the first quarter 2007 compared to $110.9 million in the first quarter 2006. The decrease reflects the timing of expenditures to fund DPL’s flue gas desulfurization (scrubber) construction program.

Insurance Recovery Claim

On January 13, 2006, DP&L filed a claim against one of its insurers, Associated Electric & Gas Insurance Services (AEGIS), under a fiduciary liability policy to recoup legal fees associated with the litigation against three former executives. On April 30, 2007, DP&L and AEGIS reached a settlement in which AEGIS agreed to pay DP&L $14.5 million for legal fees incurred by DP&L associated with the litigation against three former executives. This recovery of legal expenses will be recorded in the second quarter 2007.

Peaker Sale Update

During the fourth quarter of 2006, DPL announced the sale of two peaking generating sites, Darby and Greenville. On April 25, 2007, DPL completed the sale transaction for each site and received approximately $151.2 million in cash as a result of closing these transactions. These sale proceeds will be used to pay down short-term borrowings and fund DP&L’s major construction projects.

Future Outlook

Basic Earnings from Continuing Operations – The Company reaffirmed its guidance for basic earnings per share from continuing operations of $1.60 to $1.75 for 2007. This estimate is based on 108 million shares outstanding and includes the recovery of legal expenses resulting from the settlement of the AEGIS claim.

Capital Forecast

Over the three-year period of 2007 through 2009, DPL is projecting to invest an estimated $645 million in capital projects, approximately 40% of which is related to changing environmental standards. This represents a $40 million increase over the previously reported estimate of $605 million, due primarily to increases in the flue gas desulfurization (scrubber) projects at DPL-operated generating plants. With this increase, DPL still believes the flue gas desulfurization projects remain best-in-class from an installed costs/kw basis.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts on Tuesday, May 1, 2007, at 9:00 a.m. Eastern Time to discuss results. Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section. Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast. For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website for three months.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.48	$0.43
—From Discontinued Operations	$0.04	$0.06
Total	$0.52	$0.49

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.43	$0.40
—From Discontinued Operations	$0.04	$0.06
Total	$0.47	$0.46

Earnings
—From Continuing Operations	$51.2	$51.3
—From Discontinued Operations	$4.9	$7.6
Total	$56.1	$58.9

Average Number of Common Stocks Outstanding:
Basic	107.5	120.2
Diluted	119.4	129.3

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
$ in millions except per share amounts	2007	2006
	(unaudited)

Revenues	$379.7	$341.1

Cost of revenues:
Fuel	90.3	84.2
Purchased power	52.2	25.3

Total cost of revenues	142.5	109.5

Gross margin	237.2	231.6

Operating expenses:
Operation and maintenance	69.3	62.4
Depreciation and amortization	33.5	36.9
General taxes	28.0	28.0
Amortization of regulatory assets, net	2.9	1.1

Total operating expenses	133.7	128.4

Operating income	103.5	103.2

Investment income	3.0	6.4
Interest expense	(23.1)	(26.3)
Other income (deductions)	0.8	(0.3)

Earnings from continuing operations before income taxes	84.2	83.0

Income tax expense	33.0	31.7

Earnings from continuing operations	51.2	51.3

Discontinued operations
(Loss) Income from discontinued operations	(0.3)	(0.5)
Gain on disposal of discontinued operations	8.2	13.2
Income tax expense	3.0	5.1

Earnings from discontinued operations	4.9	7.6

Net Income	$56.1	$58.9

Average common shares outstanding (millions):
Basic	107.5	120.2
Diluted	119.4	129.3

Basic earnings per share of common stock:
Earnings from continuing operations	$0.48	$0.43
Earnings from discontinued operations	0.04	0.06
Net income per basic common share	$0.52	$0.49

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.43	$0.40
Earnings from discontinued operations	0.04	0.06
Net income per diluted common share	$0.47	$0.46

Dividends paid per share of common stock	$0.26	$0.25

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2007	2006
	(unaudited)

Cash flows from operating activities:
Net income	$56.1	$58.9
Less: Earnings from discontinued operations	(4.9)	(7.6)
Earnings from continuing operations	51.2	51.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.5	36.9
Amortization of regulatory assets, net	2.9	1.1
Deferred income taxes	(1.7)	(2.4)
Captive insurance provision	1.3	1.2
Gain on sale of other investments	—	(1.0)
Changes in certain assets and liabilities	(16.8)	(1.8)
Deferred compensation assets	7.7	3.1
Deferred compensation obligations	1.6	(1.3)
Other	17.4	4.5
Net cash provided by operating activities	97.1	91.6

Cash flows from investing activities:
Capital expenditures	(80.5)	(110.9)
Purchases of short-term investments and securities	—	(494.8)
Sales of short-term investments and securities	—	494.8
Net cash (used for) investing activities	(80.5)	(110.9)

Cash flows from financing activities:
Purchase of treasury shares	—	(155.3)
Exercise of stock options	3.9	0.2
Tax impact related to exercise of stock options	1.4	—
Registration of warrants	—	(0.1)
Retirement of long-term debt	(225.0)	—
Withdrawal of restricted funds held in trust	10.1	—
Dividends paid on common stock	(27.8)	(30.2)
Issuance of short-term debt, net	65.0	—
Net cash (used for) financing activities	(172.4)	(185.4)

Cash and cash equivalents:
Net change	(155.8)	(204.7)
Balance at beginning of period	262.2	595.8

Cash and cash equivalents at end of period	$106.4	$391.1

Supplemental cash flow information:
Interest paid, net of capitalized interest	$36.4	$32.6
Income taxes paid, net	$15.4	$22.4

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	March 31,	December 31,
$ in millions	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	106.4	262.2
Restricted funds held in trust	—	10.1
Accounts receivable, less provision for uncollectible accounts of $1.5 and $1.4, respectively	246.7	225.0
Inventories, at average cost	85.6	85.4
Taxes applicable to subsequent years	36.9	48.0
Other current assets	12.1	37.7
Total current assets	487.7	668.4

Property:
Held and used:
Property, plant and equipment	4,787.7	4,718.5
Less: Accumulated depreciation and amortization	(2,180.3)	(2,159.2)
Net property held and used	2,607.4	2,559.3

Assets held for sale:
Property, plant and equipment	283.5	283.5
Less: Accumulated depreciation and amortization	(132.3)	(132.3)
Net property held for sale	151.2	151.2

Other assets:
Regulatory assets	144.6	148.6
Other deferred assets	76.7	84.7
Total other assets	221.3	233.3

Total Assets	$3,467.6	$3,612.2

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion - long-term debt	0.9	225.9
Accounts payable	179.0	169.4
Accrued taxes	151.4	155.2
Accrued interest	20.8	35.2
Short-term debt	65.0	—
Other current liabilities	32.4	38.3
Total current liabilities	449.5	624.0

Noncurrent liabilities:
Long-term debt	1,551.8	1,551.8
Deferred taxes	355.9	355.2
Unamortized investment tax credit	42.8	43.6
Insurance and claims costs	23.2	21.9
Other deferred credits	277.2	280.7
Total noncurrent liabilities	2,250.9	2,253.2

Preferred stock	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	$1.1	$1.1
Other paid-in capital, net of treasury stock	—	—
Warrants	50.0	50.0
Common stock held by employee plans	(68.5)	(69.0)
Accumulated other comprehensive income	(8.1)	(6.5)
Earnings reinvested in the business	769.8	736.5
Total common shareholders’ equity	744.3	712.1

Total Liabilities and Shareholders’ Equity	$3,467.6	$3,612.2

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Sales (millions of kWh):
Residential	1,638	1,468
Commercial	932	893
Industrial	977	988
Other retail	338	338
Other miscellaneous revenues	—	—
Total retail	3,885	3,687

Wholesale	1,120	819
Total sales	5,005	4,506

Revenues ($ in thousands):
Residential	$147,977	$130,631
Commercial	74,698	71,299
Industrial	57,496	57,805
Other retail	21,526	20,607
Other miscellaneous revenues	2,850	2,979
Total retail	304,547	283,321

Wholesale	56,685	37,420

RTO ancillary revenues	15,662	17,704

Other revenues, net of fuel costs	2,799	2,698

Total revenues	$379,693	$341,143

Other Statistics:
Average price per kWh - retail (cents)	7.77	7.61
Fuel cost per net kWh generated (cents)	1.99	1.88
Electric customers at end of period	515,294	514,380
Average kWh use per residential customer	3,579	3,212
Peak demand - maximum one-hour use (mw)	2,681	2,307

Degree Days
Heating	2,889	2,514
Cooling	9	—

Inquiries concerning this report should be directed to:

Joseph R. Boni III

Treasurer

Telephone (937) 259-7230

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.